Exhibit 99.1

VBI Vaccines Announces U.S. FDA Acceptance of BLA Filing for VBI’s 3-Antigen Prophylactic Hepatitis B Vaccine

-	FDA sets a target action date of November 30, 2021

CAMBRIDGE, Mass. (February 2, 2021) – VBI Vaccines Inc. (Nasdaq: VBIV) (VBI), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today announced that the U.S. Food and Drug Administration (FDA) has accepted its filing of the Biologics License Application (BLA) for the Company’s 3-antigen prophylactic hepatitis B vaccine candidate for the prevention of infection caused by all known subtypes of the hepatitis B virus (HBV) in adults. The FDA has set a Prescription Drug User Fee Act (PDUFA) target action date of November 30, 2021.

“The FDA acceptance of our BLA represents a significant milestone for VBI, but more importantly for the effort to provide broad access to this vaccine, which we believe has the potential to be a meaningful intervention for adults in the fight against hepatitis B,” said Jeff Baxter, President & CEO. “Progress in preventing HBV infection has stalled, and the 11 percent increase in U.S. acute cases from 2014 to 2018 highlights the need for renewed focus, innovation, and action in the space. We are committed to working with the FDA throughout their review process over the course of this year as we work to address this serious, but preventable, public health threat.”

Additionally, in the filing notification letter, the FDA communicated that it is not currently planning to hold an advisory committee meeting to discuss the application.

The BLA is supported by data from the two pivotal, randomized, double-blind, controlled Phase 3 studies – PROTECT and CONSTANT – in addition to other relevant data. The studies were designed to assess the efficacy and safety of VBI’s 3-antigen HBV vaccine compared with Engerix-B®, as well as the lot-to-lot manufacturing consistency of VBI’s vaccine.

About Hepatitis B

Hepatitis B is one of the world’s most significant infectious disease threats with more than 290 million people infected globally. HBV infection is the leading cause of liver disease and, with current treatments, it is very difficult to cure, with many patients going on to develop liver cancers. An estimated 780,000 people die each year from complications of chronic HBV such as liver decompensation and hepatocellular carcinoma.

About VBI’s 3-Antigen Hepatitis B Vaccine

VBI’s vaccine candidate is the only 3-antigen hepatitis B vaccine, comprised of the S, pre-S1, and pre-S2 surface antigens of the hepatitis B virus, and is approved for use and commercially-available in Israel. In December 2017, VBI initiated patient dosing in a global Phase 3 clinical program that consisted of two concurrent pivotal studies: PROTECT, a safety and immunogenicity study, and CONSTANT, a lot-to-lot consistency study. Data from both the PROTECT study and the CONSTANT study, which were announced in June 2019 and January 2020, respectively, comprise the basis for the regulatory submissions in the U.S., Europe, and Canada. This vaccine is sold under the name Sci-B-Vac® in Israel.

To learn more about VBI’s 3-Antigen Hepatitis B vaccine visit: https://www.vbivaccines.com/sci-b-vac/

About VBI Vaccines Inc.

VBI Vaccines Inc. (Nasdaq: VBIV) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI is advancing the prevention and treatment of hepatitis B, with: (1) the only 3-antigen hepatitis B vaccine, which is approved for use and commercially available in Israel under the name Sci-B-Vac® and completed its Phase 3 program in the U.S., Europe, and Canada in 2020; and (2) an immunotherapeutic in development for a functional cure for chronic hepatitis B. VBI’s enveloped virus-like particle (eVLP) platform technology enables development of eVLPs that closely mimic the target virus to elicit a potent immune response. VBI’s lead eVLP programs include a vaccine immunotherapeutic candidate targeting glioblastoma (GBM), a prophylactic cytomegalovirus (CMV) vaccine candidate, and a prophylactic coronavirus vaccine program. VBI is headquartered in Cambridge, MA, with research operations in Ottawa, Canada, and research and manufacturing facilities in Rehovot, Israel.

Website Home: http://www.vbivaccines.com/

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Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the impact of general economic, industry or political conditions in the United States or internationally; the impact of the ongoing COVID-19 pandemic on our clinical studies, manufacturing, business plan, and the global economy; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; unanticipated delays in both the commencement and completion of our planned clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the SEC on March 5, 2020, and filed with the Canadian security authorities at sedar.com on March 5, 2020, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com